NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

RESOLVED, that in accordance with Article III, Section 6, of the Amended Agreement and Declaration of Trust, the following new series and classes of shares of beneficial interest of the Trust be, and hereby are, established and designated as:

     Franklin Floating Rate Daily Access Fund - Class A Franklin Floating Rate Daily Access Fund - Class B Franklin Floating Rate Daily Access Fund - Class C Franklin Floating Rate Daily Access Fund - Advisor Class

and an unlimited number of shares are hereby classified, allocated to and adopted for such classes of shares and series of the Trust; and

FURTHER RESOLVED, that shares of each class of such series shall have the same rights and preferences as set forth in the governing instrument of the Trust, except that: (1) dividends and distributions paid to holders of a class of shares of such series of the Trust shall reflect reductions for payments of fees under the Trust's distribution plan relating to such class of shares, if any, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "12b-1 Plan"), and (2) only the holders of a particular class shall have exclusive voting rights with respect to any such matter submitted to a vote of shareholders which does not now or in the future affect the holders of other classes of shares involving, without limitation, the provisions of any 12b-1 Plans relating to such class, and (3) such class' shareholders will not be entitled to vote with respect to matters relating solely to other classes of shares of the Trust; and

FURTHER RESOLVED, that with respect to each Class B share of such series:

(a) Other than shares described in this section (a), each Class B share of such series shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares of such series on the Conversion Date. The term "Conversion Date" means a date set forth in the Prospectus that is no later than three months after either (i) the date on which the eighth anniversary of the date of issuance of the shares occurs, or (ii) any such other anniversary date as may be determined by the Board of Trustees and set forth in the Prospectus; provided that any such other anniversary date determined by the Board of Trustees shall be a date that will occur prior to the anniversary date set forth in clause (i) and any such other date theretofore determined by the Board of Trustees pursuant to this clause (ii); but further provided that, subject to the provisions of the next sentence, for any Class B shares of such series acquired through an exchange, or through a series of exchanges, as permitted by the Trust and as provided in the Prospectus, from another investment company or another series of the Trust (an "eligible investment company"), the Conversion Date shall be the conversion date applicable to the shares of the eligible investment company originally subscribed for in lieu of the Conversion Date of any shares acquired through exchange if such eligible investment company issuing the share originally subscribed for had a conversion feature, but not later than the Conversion Date determined under (i) above. For the purpose of calculating the holding period required for conversion, the date of issuance of a Class B share of such series shall mean (i) in the case of a Class B share of such series obtained by the holder thereof through an original subscription to the Trust, the date of the issuance of such Class B share of such series, or (ii) in the case of a Class B share of such series obtained by the holder thereof through an exchange, or through a series of exchanges, from an eligible investment company, the date of issuance of the share of the eligible investment company to which the holder originally subscribed.

     (b) Each Class B share of such series (i) purchased through the automatic reinvestment of a dividend or distribution with respect to the Class B shares of such series or the corresponding class of any other investment company or of any other series of the Trust issuing such class of shares, or (ii) issued pursuant to an exchange privilege granted by the Trust in an exchange or series of exchanges for shares originally purchased through the automatic reinvestment of a dividend or distribution with respect to shares of an eligible investment company, shall be segregated in a separate sub-account on the share records of the Trust for each of the holders of record thereof. On any Conversion Date, a number of the shares held in the separate sub-account of the holder of record of the share or shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder, into shares of Class A of such series. The number of shares in the holder's separate sub-account so converted shall (i) bear the same ratio to the total number of shares maintained in the separate sub-account on the Conversion Date (immediately prior to conversion) as the number of shares of the holder converted on the Conversion Date pursuant to section
(a) hereof bears to the total number of Class B shares of the holder on the Conversion Date (immediately prior to conversion) after subtracting the shares then maintained in the holder's separate sub-account, or (ii) be such other number as may be calculated in such other manner as may be determined by the Board of Trustees and set forth in the Prospectus.

(c) The number of Class A shares of such series into which a Class B share is converted pursuant to sections (a) and (b) hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B shares for purposes of sales and redemption thereof on the Conversion Date by the net asset value per share of the Class A shares for purposes of sales and redemption thereof on the Conversion Date.

(d) On the Conversion Date, the Class B shares converted into shares of Class A will no longer be deemed outstanding and the rights of the holders thereof (except the right to (i) receive the number of shares of Class A into which Class B shares have been converted and (ii) receive declared but unpaid dividends to the Conversion Date or such other date set forth in the Prospectus and (iii) vote converting shares of such series held as of any record date occurring on or before the Conversion Date and theretofore set with respect to any meeting held after the Conversion Date) will cease. Certificates representing Class A shares of such series resulting from the conversion need not be issued until certificates representing Class B shares converted, if issued, have been received by the Trust or its agent duly endorsed for transfer.

(e) The automatic conversion of the Class B shares of such series into Class A shares of such series, as set forth in sections (a) and (b) hereof, may also be suspended by action of the Board of Trustees at any time that the Board of Trustees determines such suspension to be appropriate; and